Exhibit 8.1
August 8, 2007

Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to you, Inverness Medical Innovations, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 on or about the date hereof (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of (i) its 3% Convertible Senior Subordinated Notes due 2016 (the “Notes”), (ii) shares of its common stock, par value $0.001 per share (“Common Stock”), issuable upon conversion of the Notes and (iii) shares of Common Stock issued in connection with certain acquisitions by the Company.
     In our capacity as counsel to the Company in connection with the Registration Statement, and for purposes of rendering our opinion, we have examined and relied upon the Registration Statement, including the exhibits thereto, and the Prospectus (the “Documents”). We have assumed that any factual information, descriptions, representations or assumptions contained in the Documents are true and complete, and our opinion is conditioned on the accuracy and completeness thereof. We have not attempted to verify independently the accuracy or completeness of such factual information, descriptions, representations and assumptions.
     Based on and subject to the foregoing, we hereby confirm to the Company that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to the Notes or Common Stock that may be offered under the Registration Statement, the statements set forth under the caption “Certain United States Federal Income Tax Considerations” in the Prospectus included in the Registration Statement are accurate in all material respects.
     We are furnishing this opinion to you solely for the purpose of filing the opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and we hereby consent to such filing. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act, or the rules and regulations of the SEC thereunder. This opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other person or entity without our prior written consent. We undertake no responsibility to update or supplement this letter.
Very truly yours,
Foley Hoag llp
/s/ Nicola Lemay

A Partner